Exhibit 99.1

Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Chief Executive Officer
For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2011 SECOND QUARTER RESULTS AND DECLARES
REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, August 9, 2011 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the second quarter ended June 30, 2011.

For the second quarter of 2011, net sales were $97.6 million, an increase of 20.1% compared with $81.3 million for the second quarter of 2010.  Net income in the second quarter of 2011 was $5.8 million, or $0.47 per diluted share, an increase of 83.0% compared to net income of $3.2 million, or $0.26 per diluted share, in the prior year period.

Gross profit for the second quarter of 2011 was $17.5 million, or 17.9% of net sales, compared to $12.0 million, or 14.8% of net sales, for the second quarter of 2010.  For the second quarter of 2011, selling, general and administrative expenses were $7.7 million, compared to $6.7 million in the prior year period.

For the six-month period ended June 30, 2011, net sales were $206.5 million, compared to $153.6 million in the prior year period, an increase of 34.5%.  The Company reported net income of $13.2 million, or $1.08 per diluted share, for the first half of 2011, compared to net income for the first half of 2010 of $5.2 million, or $0.43 per diluted share.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share, payable August 26, 2011, to shareholders of record at the close of business on August 19, 2011.

Jeffrey I. Badgley, CEO of the Company, stated, “We are pleased with our strong performance during the 2011 second quarter.  Our results reflected higher year-over-year demand and order levels for our products across the domestic and most European markets.  Our improved operational efficiencies resulted from both higher selling volumes and cost reduction initiatives,  and drove  our gross margin increase of over 3% compared to the prior year period.  Furthermore, we nearly doubled our net income against fairly good 2010 comparables. This growth is a testament to the excellent execution by our entire team.”

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MILLER INDUSTRIES REPORTS 2011 SECOND QUARTER RESULTS AND	PAGE 2
DECLARES REGULAR QUARTERLY DIVIDEND

Mr. Badgley continued, “The quarter also saw us continue our strong cash flow performance, which we utilized to both invest in the business and return value to shareholders.  During the quarter we initiated a $20 million share repurchase program and the Board approved a quarterly dividend program.  Going forward, we will continue to pursue a balanced approach to capital allocation, including activities that both support the growth of our business and generate shareholder value.”

Mr. Badgley concluded, “Last month, we announced an add-on order to manufacture 140 recovery units for a prime contractor under a government-related order.  We expect to meet the year-end deadline for this order, while working concurrently on our domestic business and our other government contracts.  Looking ahead, we remain cautiously optimistic regarding our outlook for the remainder of 2011. While we continue to operate in an uncertain economic environment, customer demand remains steady and our commercial backlog continues to grow.  We will continue to take the appropriate actions to meet any market challenge, while delivering value to both customers and shareholders.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, August 10, 2011, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=81566

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through August 17, 2011.  The replay number is (877) 344-7529, Passcode 452122.

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MILLER INDUSTRIES REPORTS 2011 SECOND QUARTER RESULTS AND	PAGE 3
DECLARES REGULAR QUARTERLY DIVIDEND

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products and future revenue levels, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; the success and timing of existing and additional export and government orders; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2010, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2011	2010	Change	2011	2010	Change
NET SALES	$97,566	$81,256	20.1%	$206,491	$153,551	34.5%

COSTS AND EXPENSES:

COST OF OPERATIONS	80,092	69,234	15.7%	168,284	131,700	27.8%

SELLING, GENERAL AND	7,697	6,677	15.3%	15,846	13,154	20.5%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	214	76	181.6%	360	186	93.5%

OTHER (INCOME) EXPENSE	(9)	48	-118.8%	(9)	90	-110.0%

TOTAL COSTS AND EXPENSES	87,994	76,035	15.7%	184,481	145,130	27.1%

INCOME BEFORE INCOME TAXES	9,572	5,221	83.3%	22,010	8,421	161.4%

INCOME TAX PROVISION	3,796	2,064	83.9%	8,790	3,255	170.0%

NET INCOME	$5,776	$3,157	83.0%	$13,220	$5,166	155.9%

BASIC INCOME PER COMMON SHARE	$0.49	$0.27	81.5%	$1.12	$0.44	154.6%

DILUTED INCOME PER COMMON SHARE	$0.47	$0.26	80.8%	$1.08	$0.43	151.2%

CASH DIVIDENDS DECLARED PER SHARE	$0.12	$--	100.0%	$0.24	$0.10	140.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,884	11,659	1.9%	11,823	11,647	1.5%
DILUTED	12,295	12,181	0.9%	12,274	12,141	1.1%